Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     February 1, 2005

PRESS RELEASE

CONTACT:      Paul McCormick, President and Chief Executive Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX APPOINTS HERBERT H. MERTENS
VICE PRESIDENT OF SALES AND MARKETING

IRVINE, Calif. (February 1, 2005) – Endologix, Inc. (Nasdaq: ELGX) today announced the appointment of Herbert H. Mertens to the newly created position of vice president of sales and marketing. He will oversee the U.S. strategic launch of Endologix’s Powerlink® System, a next-generation endoluminal graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA). He will also assume responsibility for building the Company’s U.S. sales force and expanding sales activities in international markets.

“We intend to call upon Herbert’s 20 years of successful experience commercializing vascular medical devices, and his proven ability to build and lead sales and marketing organizations,” said Paul McCormick, Endologix president and chief executive officer. “Herbert brings us extensive domestic and international sales and marketing expertise.”

“I am keenly aware of the tremendous opportunity at Endologix,” said Mr. Mertens. “The Powerlink System’s design features enable it to overcome the failures of first-generation ELGs and awareness is growing about minimally invasive alternatives to highly invasive AAA surgery, making this the right product at the right time. I look forward to working with the team at Endologix to make the Powerlink System a success.”

Mr. Mertens most recently served more than four years as vice president, global sales and marketing at Micrus Corporation, a privately held developer of minimally invasive treatments for intracranial aneurysms. In this capacity, he was responsible for building the U.S. and European sales force and developing an entry strategy for the Japanese market, positioning Micrus as a leader in the endovascular neurology market. Mr. Mertens previously served as vice president, global sales and marketing for Angiosonics Inc., where he directed U.S. and European sales efforts for that company’s therapeutic ultrasound technology. Prior to that, Mr. Mertens was vice president and managing director, Europe at Cardiogensis, Inc. and he has held several sales management positions at Guidant Corporation.

Mr. Mertens earned a B.A. from the Netherlands School of Business and an MBA from the American Graduate School of International Management in Glendale, Arizona.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the clinical success and physician and payor acceptance of a new medical device product, and the risks related to intellectual property rights surrounding new technology, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and the Company’s other filings with the Securities and Exchange Commission.

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